Exhibit 99.5

Consent of Greenhill & Co., LLC

        We hereby consent to (i) the use of our opinion letter, dated August 11, 2006, to the Affiliate Transaction Committee of the Board of Directors of Reckson Associates Realty Corp. ("Reckson") as Annex C to the Proxy Statement/Prospectus which forms a part of the Amendment No. 1 to Registration Statement on Form S-4 relating to the proposed merger between Reckson, SL Green Realty Corp. and Wyoming Acquisition Corp., a wholly-owned subsidiary of SL Green Realty Corp., and (ii) the references to such opinion in such Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Registration Statement.

        In giving such consent, we do not admit and hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Greenhill & Co., LLC
By:	/s/ ULRIKA EKMAN Managing Director and and General Counsel

October 17, 2006